Exhibit 99.1

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

July 19, 2024

The Board of Directors

Diamond Offshore Drilling, Inc.

777 N. Eldridge Pkwy, Suite 1100

Houston, TX 77079

Re: Consent for Fairness Opinion Disclosure

Members of the Board:

Guggenheim Securities, LLC (“Guggenheim Securities”) hereby consents to (i) the inclusion of our opinion letter dated June 9, 2024 (the “Opinion”) to the Board of Directors of Diamond Offshore Drilling, Inc. (“Diamond Offshore”) as Annex B to the proxy statement/prospectus that is being filed in connection with the proposed transaction involving Diamond Offshore and Noble Corporation plc (“Noble”), which proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Noble (the “Registration Statement”) that is being filed on or promptly after the date hereof with the Securities and Exchange Commission, (ii) the references therein to Guggenheim Securities and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by Diamond Offshore.

By giving such consent, Guggenheim Securities does not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

By:	/s/ Joel Foote
Joel Foote Senior Managing Director